Exhibit 99.1

Wednesday, February 14, 2007, Immediate Release

Press Release

SOURCE: Uni-Pixel, Inc.

Uni-Pixel Inc. Completes $12,000,000 Financing with Tudor
Investment Corporation

THE WOODLANDS, TX - (PRNewswire) - February 14, 2007 – Uni-Pixel, Inc.  (OTCBB:UNXL), the developer of flat panel color display technology called Time Multiplexed Optical Shutter (“TMOS”), today announced that it has completed a $12.0 million private financing involving the purchase of 3,200,000 shares of 8% Series B Convertible Preferred Stock at $3.75 per share by entities advised by and affiliated with Tudor Investment Corporation.  Each outstanding share of the Company’s Series B Convertible Preferred Stock is convertible into five shares of the Company’s common stock at any time.

Rob Broggi, Vice President and Director of Technology, Media and Telecommunications Research at Tudor Investment Corporation stated, “Uni-Pixel’s unique TMOS approach to color display technology is both revolutionary and disruptive, creating a significant opportunity for future growth.  We are excited about our investment and look forward to working with a truly impressive team of managers and engineers at the company.”

Reed Killion, UniPixel’s President said, “The $12.0 million Series B Convertible Preferred financing from Tudor enables Uni-Pixel to further prototype development and begin the transition from an early stage development company to executing its business model of licensing TMOS display technology to existing flat panel manufacturers. We are pleased to have an institutional investor with an exceptional reputation like Tudor supporting Uni-Pixel.”

About Uni-Pixel, Inc.

Uni-Pixel, Inc. is a development stage corporation that has developed, patented, and is working to commercialize a new flat panel color display technology it calls Time Multiplexed Optical Shutter (“TMOS”).The Company’s corporate headquarters are located in The Woodlands, TX.  For further information, please see www.unipixel.com.

About Tudor Investment Corporation

Founded in 1980, Tudor Investment Corporation is a global investment management firm with over $15 billion under management.  The firm’s investment strategies include public and private equity investing in the US and Europe, global macro trading, commodities trading, event driven strategies and technical trading systems.

For further information contact:

Uni-Pixel, Inc. Investor Relations:

Antonio Treminio, 1-281-825-4508

Email: atreminio@unipixel.com